Exhibit 4.1
FIRST AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT
     THIS AMENDMENT to the Amended and Restated Rights Agreement, dated as of October 14, 2010 (the “Amendment”), is made and entered into between HAWK CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Carlisle Companies Incorporated, a Delaware corporation (“Parent”), and HC Corporation a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will: (i) make a tender offer to acquire all of the issued and outstanding shares of Class A common stock of the Company, par value $0.01 per share (“Common Stock”), including the associated Rights, on the terms and subject to the conditions set forth in the Merger Agreement (such tender offer, as it may be amended from time to time, is referred to in this Amendment as the “Offer”), (ii) be granted an irrevocable option to acquire certain additional shares of Common Stock directly from the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Top-Up Option”), and (iii) after acquiring shares of Common Stock, including the associated Rights, pursuant to the Offer (and, if applicable, the Top-Up Option), Merger Sub will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated January 4, 2008 (the “Rights Agreement”);
     WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;
     WHEREAS, Section 27(a) of the Rights Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;
     WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent; and
     WHEREAS, pursuant to Section 27(c) of the Rights Agreement, the Company hereby certifies that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
     NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended by adding the following sentence to the end of that section:
     “Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of October 14, 2010, by and among the Company, Carlisle Companies Incorporated, a Delaware corporation (“Parent”), and HC Corporation a Delaware corporation (“Merger Sub) (as the same may be amended from time to time, the “Merger Agreement”) or any amendment thereto, (ii) Merger Sub’s purchase of Common Shares, including the associated Rights, pursuant to (A) a tender offer to acquire all of the issued and outstanding Common Shares, including the associated Rights, to be commenced by Merger Sub pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (such tender offer, as it may be amended from time to time, is referred to in this Agreement as the “Offer”), (B) an irrevocable option to acquire certain additional shares of Common Shares directly from the Company, granted by the Company to Merger Sub on the terms and subject to the conditions set forth in the Merger Agreement (the “Top-Up Option”), (iii) the merger of Merger Sub with and into the Company pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (the “Merger”), or (iv) the consummation of any other transaction contemplated by the Merger Agreement.”
     3. The definition of “Shares Acquisition Date” in Section l(x) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     “Notwithstanding anything else set forth in this Agreement, no Shares Acquisition Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the purchase by Merger Sub of Common Shares, including the associated Rights, pursuant to the Offer (and, if applicable, the Top-Up Option), (iii) the Merger, or (iv) the consummation of any other transaction contemplated by the Merger Agreement.”
     4. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     “Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the purchase by Merger Sub of Common Shares, including the associated Rights, pursuant to the Offer (and, if applicable, the Top-Up Option), (iii) the Merger, or (iv) the consummation of any other transaction contemplated by the Merger Agreement.”
     5. Section 7(a)(i) of the Rights Agreement is hereby amended to delete the phrase “(the “Final Expiration Date”)” so that it shall read as follows:

     “(i) the close of business on January 4, 2018,”
     6. Section 7(a) is further amended by deleting the word “or” at the end of Section 7(a)(iii) and by adding the following clause immediately following the word “hereof” in Section 7(a)(iv):
     “, or (v) the moment in time immediately prior to the Effective Time on the Effective Date (each as defined in Section 2.4 of the Merger Agreement) (the earlier to occur of the events described in clauses (i) and (iv) of this Section 7(a) shall be referred to as the “Final Expiration Date”). The Company shall give the Rights Agent prompt written notice of the Effective Time.”
     7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     “Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the purchase by Merger Sub of Common Shares, including the associated Rights, pursuant to the Offer (and, if applicable, the Top-Up Option), (iii) the Merger, or (iv) the consummation of any other transaction contemplated by the Merger Agreement.”
     8. Sections 13(a)(x) and (y) of the Rights Agreement are amended to read as follows:
     ”(x) the Company shall consolidate with, or merge with and into, any Interested Stockholder, or if in such merger or consolidation all holders of Common Shares are not treated alike, (y) the Company shall consolidate with, or merge with, any Interested Stockholder or, if in such merger or consolidation all holders of Common Shares are not treated alike, and the Company shall be the continuing or surviving corporation of such consolidation or merger (other than, in a case of any transaction described in (x) or (y), (i) a merger or consolidation which would result in all of the securities generally entitled to vote in the election of directors (“voting securities”) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation, (ii) the execution and delivery or amendment of the Merger Agreement, (iii) the purchase by Merger Sub of Common Shares, including the associated Rights, pursuant to the Offer (and, if applicable, the Top-Up Option), (iv) the Merger, or (v) the consummation of any other transaction contemplated by the Merger Agreement),”
     The remaining portion of Section 13(a) shall be unchanged and shall remain in full force and effect.

     9. The first phrase of Section 13(c) of the Rights Agreement is hereby amended to read as follows:
     “The Company shall not consummate any such consolidation, merger, sale or transfer (provided that, throughout this Section 13(c), such consolidation or merger shall not be deemed to include (i) the execution and delivery or amendment of the Merger Agreement, (ii) the purchase by Merger Sub of Common Shares, including the associated Rights, pursuant to the Offer (and, if applicable, the Top-Up Option), (iii) the Merger, or (iv) the consummation of any other transaction contemplated by the Merger Agreement) unless the Principal Party shall have a sufficient number of authorized Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have (i) executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense shall:”
     The remaining portion of Section 13(c) shall be unchanged and shall remain in full force and effect.
     10. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
     11. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     12. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent, the Exempt Persons and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, the Exempt Persons and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).
     13. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provisions shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

     14. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     15. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
     16. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
     17. The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment or the Rights Agreement.
     18. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
<Signature page follows>

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Amended and Restated Rights Agreement to be duly executed and attested, all as of the date and year first above written.

Attest:		HAWK CORPORATION

	/s/ Byron S. Krantz		/s/ Thomas A. Gilbride

	Byron S. Krantz		Thomas A. Gilbride
	Secretary		Vice President — Finance and Treasurer

Attest:		COMPUTERSHARE
TRUST COMPANY, N.A.

By:	/s/ Suzanne S. O’Brien	By:	/s/ Dennis V. Moccia

	Suzanne Schaming O’Brien		Dennis Moccia
	Corporate Counsel		Manager, Contract Administration
[Signature page: Amendment to Rights Agreement]